Exhibit 99.1

Interface Security Systems Teams with Speedway Operator
to Provide Proximity Services to Fans

(May 23, 2016, Saint Louis, MO) Speedway Motorsports, Inc. (SMI), a leading marketer and promoter of motorsports entertainment in the United States, will improve the experience of hundreds of thousands of fans at the Charlotte Motor Speedway this Memorial Day weekend with an updated mobile app that can detect long lines and crowded entrances to suggest faster alternatives. Visitors to the May 29 Coca Cola 600 and preliminary races who carry the Charlotte Motor Speedway app will now be connected to a vast network of Bluetooth low-energy sensors and Cisco Meraki wireless access points that were installed and will be managed by Interface Security Systems Holdings, Inc. (or “Interface”), a leading North American provider of Internet Protocol (“IP”) Bundled Managed physical security and secured managed network services, to analyze fan movement and provide interaction with in-app messages.

“It’s just another reason to download the app - and that’s a big push for us this year,” says Mike Burch, senior vice president of national sales and marketing of SMI, which, through its subsidiaries, owns and operates eight speedways. “We had great adoption last year, but we really want to make having that on-your-phone element be a vital part of getting the most out of the race.”

In racing’s nearly 60-year history, signs and verbal communication from on-site representatives have been the mediums of choice for track operators and their sponsors to get the word out to fans about products, services or causes available at the race, plus directions around the facility. But as 2016 gets underway, messaging is about to get much more targeted.

“Fans are challenged navigating a vast, one thousand acre plus venue,” says Jeff Frye, Interface Senior Vice President, “and that’s why Interface Proximity as a managed service matters, to help SMI stay engaged and improve fan experience with relevant information regardless of where fans are. Whether it’s helping them find driver appearances, fan engagement areas, locations to rent scanners or just something to eat, the app can provide a better and more consistent experience.”

The Interface Proximity team provides end-to-end service from design of physical device placement to mobile app integration, campaign management and reporting. The Interface engagement began with speedways in Dallas/Ft. Worth and Charlotte and is on target to include all eight speedways by year’s end.

“Interface and its software team IgniteBLE have committed significant attention and intuition to the project and building use cases,” says Geoff Ulrich, vice president of marketing “from geo-fencing airports and highways to track where our fans arrive from, to providing accurate measurement across concession and sponsor venues, we’ve never had richer insights to drive more value to our fans and partners.

Download the Charlotte Motor Speedway App: http://www.charlottemotorspeedway.com/fans/mobile/

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About Interface: Interface is a cloud based managed security services company headquartered in St. Louis, Missouri. Interface manages a broad range of secure, IP-based security solutions for retail, hospitality and small business customers as well as remote interactive video surveillance. Interface operates two UL Approved 5-Diamond CSAA Certified Secure Operations Centers and a nationwide service delivery infrastructure. Interface is a portfolio company of SunTx Capital Partners. For more information on Interface, visit www.interfacesystems.com.

About Speedway Motorsports, Inc.
Speedway Motorsports is a leading marketer and promoter of motorsports entertainment in the United States. The Company, through its subsidiaries, owns and operates the following premier facilities: Atlanta Motor Speedway, Bristol Motor Speedway, Charlotte Motor Speedway, Kentucky Speedway, Las Vegas Motor Speedway, New Hampshire Motor Speedway, Sonoma Raceway and Texas Motor Speedway. The Company provides souvenir merchandising services through its SMI Properties subsidiaries; manufactures and distributes smaller-scale, modified racing cars and parts through its US Legend Cars International subsidiary; and produces and broadcasts syndicated motorsports programming to radio stations nationwide through its Performance Racing Network subsidiary. For more information, visit the Company's website at www.speedwaymotorsports.com.

About SunTx Capital Partners:
SunTx Capital Partners, LP (SunTx), is a Dallas, TX based private equity firm that invests in middle market manufacturing, distribution and service companies. SunTx specializes in supporting talented management teams in industries where SunTx can apply its operational experience and financial expertise to build leading middle-market companies with operations typically in the Sun Belt region of the United States. SunTx was founded in 2001 and currently has over $600 million assets under management. The capital committed by SunTx comes from the principals of SunTx as well as from institutional investors, including leading university endowments and corporate and public pension funds. More information about SunTx can be found at www.suntx.com.

Media Contacts:
Jeff Frye Interface Security Systems (866) 934-1952 jeff.frye@interfacesystems.com	Daniel Yunger SunTx Capital Partners Kekst and Company (212) 521-4879 daniel-yunger@kekst.com